Exhibit 99.1

Company Contact:	Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200

Investor Relations:	Chad A. Jacobs, James Palczynski Integrated Corporate Relations (203) 682-8200
— Quiksilver, Inc. Reports 2005 Fourth Quarter and Full Year Results —
- Quarterly Net Revenues Increase 82% to $637 million -
- Quarterly Net Income per Share Increases 35% to $0.27 -
- Fiscal Year Net Revenues Total $1.78 billion -
Huntington Beach, California, December 16, 2005—Quiksilver, Inc. (NYSE: ZQK) today announced operating results for the fourth quarter and full year ended October 31, 2005. Consolidated net revenues for the fourth quarter of fiscal 2005 increased 82% to $637.4 million from $350.3 million in the fourth quarter of fiscal 2004. Consolidated net income for the fourth quarter of fiscal 2005 increased 35% to $33.6 million from $24.9 million the year before. Fourth quarter fully diluted earnings per share was $0.27 versus $0.20 for the fourth quarter of fiscal 2004, both amounts as adjusted for the two-for-one stock split that took effect in May 2005.
Consolidated net revenues for the full year of fiscal 2005 increased 41% to $1.78 billion from $1.27 billion in fiscal 2004. Net income for fiscal 2005 increased 32% to $107.1 million from $81.4 million in fiscal 2004, and diluted net income per share for fiscal 2005 increased 26% to $0.86 from $0.68 in fiscal 2004.
Net revenues from the company’s newly acquired Rossignol and Cleveland Golf businesses totaled $214.5 million during the fourth quarter of fiscal 2005 since the effective date of the acquisition on July 31, 2005.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “We are pleased to have completed another landmark year in our company’s development with record-breaking sales and earnings, and more importantly, tremendous strategic advances. We are confident that our acquisition of Rossignol is transforming Quiksilver from a dominant player in the global action sports market into the world’s leading outdoor sports lifestyle company. Our long-term growth prospects, across a number of new brands and product categories, are incredibly compelling, and we remain committed to fully capitalizing on the many opportunities that lie ahead.”
Bernard Mariette, President of Quiksilver, Inc., commented, “Fiscal 2005 marks another strong year for Quiksilver. We have accomplished a great deal over the past year. However, we believe that we have only scratched the surface in terms of our true potential. The integration of Rossignol is proceeding purposefully and smoothly, and we expect to drive profitability and enhance the market position of the Rossignol, Dynastar, Look, Lange and Cleveland Golf brands. We are also moving toward leveraging our brands into new categories, as the new capabilities of our platform allow. We have many opportunities to organically grow our business and increase our efficiencies and look forward to further demonstrating that our ability to identify and execute strategic prospects is a major part of what sets us apart as a leader in our industry.”

Quiksilver, Inc. Fourth Quarter and Full Year 2005 Results
December 16, 2005

Net revenues in the Americas increased 84% during the fourth quarter of fiscal 2005 to $288.9 million from $157.2 million in the fourth quarter of fiscal 2004. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 101% during the fourth quarter of fiscal 2005 to $269.9 million from $134.4 million in the fourth quarter of fiscal 2004. As measured in euros, European net revenues increased 103% for those same periods. Asia/Pacific net revenues increased 37% to $77.0 million in the fourth quarter of fiscal 2005 from $56.1 million in the fourth quarter of fiscal 2004. As measured in Australian dollars, Asia/Pacific net revenues increased 29% for those same periods.
Net revenues in the Americas for the full year of fiscal 2005 increased 37% to $843.7 million from $616.8 million in fiscal 2004. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 44% during the full year of fiscal 2005 to $712.3 million from $496.3 million in fiscal 2004. As measured in euros, European net revenues increased 39% for the year. Asia/Pacific net revenues increased 49% to $220.9 million from $148.7 million in fiscal 2004. As measured in Australian dollars, Asia/Pacific net revenues increased 41% for the year.
Inventories totaled $386.4 million at October 31, 2005, which includes $197.9 million from the newly acquired Rossignol and Cleveland Golf businesses. Inventories related to the company’s other businesses grew 5% to $188.5 million at October 31, 2005 from $179.6 million at October 31, 2004. Accounts receivable totaled $599.5 million at October 31, 2005, which includes $247.2 million from the newly acquired Rossignol and Cleveland Golf businesses. Accounts receivable related to the company’s other businesses increased 25% to $352.3 million at October 31, 2005 from $281.3 million at October 31, 2004.
Mr. Mariette continued, “I’d like to thank our entire global team for another outstanding year. We believe that we have the best people in the industry, and we continue to grow in our depth and capabilities. In addition to having streamlined our structure in order to more effectively manage by region and by brand, we are pleased and proud to welcome several new additions to our organization. Among them, and there are many, we are especially excited to have retained Nick Adcock as President of DC Shoes and Andrea Mainardi as Design Director for Rossignol Apparel. We expect great things from each of them.”
Mr. McKnight concluded, “We believe that we are poised to begin a new, dynamic and rewarding stage in our history. Never has the range and depth of our growth prospects been so clear and so compelling. We are all eager to demonstrate that we can take this opportunity to further enhance our business and bring significant value to all of the many stakeholders in Quiksilver.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC Shoes and Hawk brands are synonymous with the heritage and culture of

Quiksilver, Inc. Fourth Quarter and Full Year 2005 Results
December 16, 2005

surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC Shoes, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel. Gotcha is the Company’s surf-based European brand addressing street fashion.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and Voiron, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K.
* * * * *
NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, and www.fidragolf.com.

Quiksilver, Inc. Fourth Quarter and Full Year 2005 Results
December 16, 2005

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended October 31,
In thousands, except per share amounts	2005	2004
Revenues, net	$637,405	$350,288
Cost of goods sold	350,067	183,248

Gross profit	287,338	167,040

Selling, general and administrative expense	224,956	127,975

Operating income	62,382	39,065

Interest expense	11,402	1,827
Foreign currency loss	107	802
Minority interest and other expense	640	(206)

Income before provision for income taxes	50,233	36,642

Provision for income taxes	16,629	11,767

Net income	$33,604	$24,875

Net income per share	$0.28	$0.21

Net income per share, assuming dilution	$0.27	$0.20

Weighted average common shares outstanding	121,130	117,164

Weighted average common shares outstanding, assuming dilution	126,103	122,140

Quiksilver, Inc. Fourth Quarter and Full Year 2005 Results
December 16, 2005

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fiscal Year Ended October 31,
In thousands, except per share amounts	2005	2004
Revenues, net	$1,780,869	$1,266,939
Cost of goods sold	972,345	688,780

Gross profit	808,524	578,159

Selling, general and administrative expense	627,342	446,221

Operating income	181,182	131,938

Interest expense	21,950	6,390
Foreign currency (gain) loss	(106)	2,861
Minority interest and other expense	992	695

Income before provision for income taxes	158,346	121,992

Provision for income taxes	51,226	40,623

Net income	$107,120	$81,369

Net income per share	$0.90	$0.71

Net income per share, assuming dilution	$0.86	$0.68

Weighted average common shares outstanding	118,920	114,388

Weighted average common shares outstanding, assuming dilution	124,335	119,288

Quiksilver, Inc. Fourth Quarter and Full Year 2005 Results
December 16, 2005

CONSOLIDATED BALANCE SHEETS (Unaudited)

	October 31,	October 31,
Amounts in thousands	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$75,598	$55,197
Trade accounts receivable, less allowance for doubtful accounts of $10,727 (2005) and $11,367 (2004)	599,486	281,263
Other receivables	27,414	16,165
Inventories	386,396	179,605
Deferred income taxes	41,646	22,299
Prepaid expenses and other current assets	21,819	12,267

Total current assets	1,152,359	566,796

Fixed assets, net	265,208	122,787
Intangibles, net	247,702	121,116
Goodwill	442,148	169,785
Other assets	43,955	10,506

Total assets	$2,151,372	$990,990

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Lines of credit	$220,113	$10,801
Accounts payable	212,407	105,054
Accrued liabilities	182,973	79,095
Current portion of long-term debt	50,833	10,304
Income taxes payable	19,947	18,442

Total current liabilities	686,273	223,696

Long-term debt	640,348	163,209
Deferred income taxes	81,628	15,841

Total liabilities	1,408,249	402,746

Minority interest	10,241	—

Stockholders’ equity:
Common stock	1,241	1,203
Additional paid-in capital	242,284	200,118
Treasury stock	(6,778)	(6,778)
Retained earnings	466,043	358,923
Accumulated other comprehensive income	30,092	34,778

Total stockholders’ equity	732,882	588,244

Total liabilities & stockholders’ equity	$2,151,372	$990,990

Quiksilver, Inc. Fourth Quarter and Full Year 2005 Results
December 16, 2005

Information related to geographic segments is as follows:

	Three Months Ended October 31,
Amounts in thousands	2005	2004
Revenues, net:
Americas	$288,950	$157,203
Europe	269,875	134,371
Asia/Pacific	77,015	56,139
Corporate operations	1,565	2,575

	$637,405	$350,288

Gross Profit:
Americas	$117,444	$65,193
Europe	132,530	73,160
Asia/Pacific	37,577	28,184
Corporate operations	(213)	503

	$287,338	$167,040

SG&A Expense:
Americas	$87,144	$53,090
Europe	96,999	52,083
Asia/Pacific	27,471	15,881
Corporate operations	13,342	6,921

	$224,956	$127,975

Operating Income:
Americas	$30,300	$12,103
Europe	35,531	21,077
Asia/Pacific	10,106	12,303
Corporate operations	(13,555)	(6,418)

	$62,382	$39,065

Quiksilver, Inc. Fourth Quarter and Full Year 2005 Results
December 16, 2005

Information related to geographic segments (continued):

	Fiscal Year Ended October 31,
Amounts in thousands	2005	2004
Revenues, net:
Americas	$843,677	$616,818
Europe	712,310	496,276
Asia/Pacific	220,941	148,733
Corporate operations	3,941	5,112

	$1,780,869	$1,266,939

Gross Profit:
Americas	$335,356	$251,357
Europe	362,172	251,692
Asia/Pacific	109,698	73,152
Corporate operations	1,298	1,958

	$808,524	$578,159

SG&A Expense:
Americas	$250,021	$187,546
Europe	258,864	178,175
Asia/Pacific	80,098	51,988
Corporate operations	38,359	28,512

	$627,342	$446,221

Operating Income:
Americas	$85,335	$63,811
Europe	103,308	73,517
Asia/Pacific	29,600	21,164
Corporate operations	(37,061)	(26,554)

	$181,182	$131,938